HealthEquity Appoints Sanford Health CEO Bill Gassen
to Board of Directors
DRAPER, Utah, March 30, 2026 (GLOBE NEWSWIRE) -- HealthEquity, Inc. (NASDAQ: HQY) (“HealthEquity” or the “Company”), the largest independent health savings account (HSA) custodian by account volume and a leader in consumer-directed benefits (CDB), today announced that William ‘Bill’ Gassen, president and chief executive officer of Sanford Health, has been elected to its board of directors (the “Board”) effective March 26, 2026. He will also serve on the Audit and Risk Committee and Talent, Compensation and Culture Committee of the Board. His appointment expands the Board to 10 directors, eight of whom are independent.
“Bill brings deep insight into how care is delivered, how it is financed and where consumers, providers and employers face the greatest friction in the healthcare system,” said Robert Selander, chairman of the board. “His experience leading a large, complex health system will strengthen our perspective as HealthEquity continues to expand how we help people save for and pay for healthcare.”
“Affordability in healthcare continues to be a real challenge for many families and employers, and HealthEquity serves an important role in helping people prepare for and pay for care,” said Gassen. “I’m honored to join the board and support the company’s work to help people save for healthcare and make informed decisions about their healthcare spending.”
Gassen has served as president and chief executive officer of Sanford Health since November 2020 and is an ex officio member of its board of trustees. He leads the nation’s largest rural health system. Before becoming CEO, Gassen held several senior leadership roles at Sanford Health, including chief administrative officer from January to November 2020, chief human resources officer from July 2016 to January 2020, vice president of human resources integration and corporate services from October 2014 to June 2016, and corporate counsel from February 2012 to September 2014. Before joining Sanford Health, Gassen practiced law in private practice from May 2008 to February 2012. He also serves on the board of directors of Oscar Health, Inc. (NYSE: OSCR). Gassen holds a bachelor’s degree in criminal justice from the University of South Dakota and a J.D. from the University of South Dakota Knudson School of Law.
About HealthEquity
HealthEquity and its subsidiaries administer HSAs and other consumer-directed benefits for more than 17 million accounts in partnership with employers, benefits advisors, and health and retirement plan providers who share our mission to save and improve lives by empowering healthcare consumers. For more information, visit www.healthequity.com.

Investor Relations Contact:
Richard Putnam
801-727-1209
rputnam@healthequity.com